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                                                                    Exhibit 15



August 16, 2001

Idaho Power Company
Boise, Idaho

We have made reviews, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of IDACORP, Inc. and subsidiaries and Idaho Power Company and subsidiaries for the periods ended March 31, 2001 and 2000, and June 30, 2001 and 2000, as indicated in our reports dated May 3, 2001 and July 27, 2001, respectively; because we did not perform audits, we expressed no opinions on that information.

We are aware that our reports referred to above, which are included in your Quarterly Report on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001, are incorporated by reference in Idaho Power Company's Registration Statement on Form S-3.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



/s/ Deloitte & Touche, LLP